Exhibit 4.7

DAYBREAK OIL AND GAS, INC.
2009 RESTRICTED STOCK AND RESTRICTED UNIT PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (the “Agreement”) is made, effective as of the _____ day of _________, 2___ (the “Grant Date”), by and between Daybreak Oil and Gas, Inc. (the “Company”) and _______________ (the “Grantee”).

RECITALS:

WHEREAS, the Company has adopted the 2009 Daybreak Oil and Gas, Inc. Restricted Stock and Restricted Stock Unit Plan (the “Plan”) pursuant to which restricted stock units may be granted; and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its stockholders to grant the award of restricted stock units provided for herein  (the “Restricted Stock Unit Award”) to the Grantee in recognition of the Grantee’s services to the Company, such grant to be subject to the terms set forth herein.

NOW, THEREFORE, in consideration for the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.
Grant of Restricted Stock Unit Award.  Pursuant to Section 8 of the Plan, the Company hereby grants to the Grantee on the Grant Date, in the aggregate, _____ Restricted Stock Units on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan.  Such Restricted Stock Units shall be credited to a separate account maintained for the Grantee on the books of the Company (the “Account”).  On any given date, the value of each Restricted Stock Unit comprising the Restricted Stock Unit Award shall equal the Fair Market Value of one share of Common Stock.  The Award shall vest and settle in accordance with Section 3 hereof.

2.
Incorporation by Reference.  The provisions of the Plan are hereby incorporated herein by reference.  Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan.  The Committee shall have the authority to interpret and construe the Plan and this Agreement and to make any and all determinations thereunder, and its decision shall be binding and conclusive upon the Grantee and his/her legal representative in respect of any questions arising under the Plan or this Agreement.

3.	Terms and Conditions.

(a)
Vesting and Settlement.  Except as otherwise provided in the Plan and this Agreement, and contingent upon the Grantee’s Continuous Service, twenty-five percent (25%) of the Restricted Stock Unit Award shall vest and become non-forfeitable on each of the first four anniversaries of the Grant Date (each such date, a “Vesting Date”).  Upon the expiration of the restrictions (and in no event later than March 15 of the year following the year in which the Restricted Stock Units vest), the Company shall (i) issue and deliver to the Grantee one share of Common Stock for each Restricted Stock Unit subject to the Restricted Stock Unit Award (the “RSU Shares”) (and, upon such settlement, the Restricted Stock Units shall cease to be credited to the Account) and (ii) enter the Grantee’s name as a stockholder of record with respect to the RSU Shares on the books of the Company.

(b)
Restrictions.  The Restricted Stock Unit Award granted hereunder may not be sold, pledged or otherwise transferred (other than by will or the laws of descent and distribution) and may not be subject to lien, garnishment, attachment or other legal process.  The Grantee acknowledges and agrees that, with respect to each Restricted Stock Unit credited to his/her Account, he/she has no voting rights with respect to the Company unless and until each such Restricted Stock Unit is settled in RSU Shares pursuant to Section 3(a) hereof.  If the Grantee’s Continuous Service terminates at any time prior to a Vesting Date, the unvested Restricted Stock Units shall automatically be forfeited upon such termination of Continuous Service, unless otherwise provided herein.  Notwithstanding the foregoing, pursuant to Section 4(b) of the Plan, the Committee may accelerate the vesting of the Restricted Stock Unit Award.

4.
Change in Control.  At a time determined by the Committee prior to a Change in Control, all unvested Restricted Stock Units shall automatically become vested and shall be settled in accordance with Section 3(a).

5.
Tax Withholding.  The Grantee shall be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to withhold, from any cash, shares of Common Stock, other securities or other property deliverable under the Restricted Stock Unit Award or from any compensation or other amounts owing to the Grantee, the amount (in cash, Common Stock, other securities or other property) of any required withholding taxes in respect of the Restricted Stock Unit Award, or any payment or transfer under this Restricted Stock Unit Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such withholding and taxes. The Grantee may satisfy the withholding liability by: (a) the delivery of shares of Common Stock (which are not subject to any pledge or other security interest and are Mature Shares) owned by the Grantee having a Fair Market Value equal to such withholding liability or (b) having the Company withhold from the number of shares of Common Stock otherwise issuable or deliverable pursuant to the settlement of the Restricted Stock Unit Award a number of shares with a Fair Market Value equal to such withholding liability (but no more than the minimum required statutory withholding liability).

6.
Rights as Stockholder.  Upon and following the Vesting Date, the Grantee shall be the record owner of the RSU Shares, if any, issued and delivered pursuant to such Vesting Date unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a common stockholder of the Company including, without limitation, voting rights, if any, with respect to the shares.  Prior to each Vesting Date, the Grantee shall not be deemed for any purpose to be the owner of shares of Common Stock subject to the Restricted Stock Unit Award.

7.
Compliance with Laws and Regulations. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Grantee with all applicable requirements of securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed at the time of such issuance or transfer.

8.
No Right to Continuous Service.  Nothing in this Agreement shall be deemed by implication or otherwise to impose any limitation on any right of the Company or any of its Affiliates to terminate the Grantee’s Continuous Service at any time.

9.
General Assets.  All amounts credited to the Account under this Agreement shall continue for all purposes to be part of the general assets of the Company.  The Grantee’s interest in the Account shall make the Grantee only a general, unsecured creditor of the Company.

10.
Notices.  All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be delivered by registered or certified first class mail, return receipt requested, telecopier, courier service or personal delivery:

If to the Company:

Daybreak Oil and Gas, Inc.
601 West Main Suite 1012
Spokane, Washington 99201
Attention: Karol L. Adams
(509) 232-7674

If to the Grantee, at the Grantee’s last known address on file with the Company.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

11.
Bound by Plan.  By signing this Agreement, the Grantee acknowledges that he/she has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all of the terms and provisions of the Plan.

12.
Beneficiary.  The Grantee may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation.  If no designated beneficiary survives the Grantee, the executor or administrator of the Grantee’s estate shall be deemed to be the Grantee’s beneficiary.

13.
Successors.  The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and on the Grantee and the beneficiaries, executors and administrators, heirs and successors of the Grantee.

14.
Amendment of Restricted Stock Unit Award.  Subject to Section 15 of this Agreement, the Committee at any time and from time to time may amend the terms of this Restricted Stock Unit Award; provided, however, the Grantee’s rights under this Restricted Stock Unit Award shall not be materially and adversely affected by any such amendment without the Grantee’s consent.

15.	Adjustments. This Restricted Stock Unit Award is subject to adjustment pursuant to Section 12 of the Plan.

16.	Governing Law. This Agreement shall be governed by the laws of the State of Washington without regard to conflict of laws principles.

17.
Interpretation.  Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review.  The resolution of such a dispute by the Committee shall be binding on the Company and the Grantee.

18.	Severability. Every provision of this Agreement is intended to be severable and any illegal or invalid term shall not affect the validity or legality of the remaining terms.

19.	Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation of construction, and shall not constitute a part of this Agreement.

20.
Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date set forth below.

DAYBREAK OIL AND GAS, INC.

By:	/s/
Name:
Title:

GRANTEE

By:	/s/
Name:
Title: